Exhibit 10.1

August 12, 2014

Board of Directors

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Dear Sirs:

I hereby voluntarily agree to extend the 90 day time period following my first day of employment with Hansen Medical, Inc. (the “Company”) for the Company to grant the restricted stock units and performance stock units (collectively, the “Stock Units”) described in my letter agreement with the Company dated April 24, 2014. I understand and agree that the Company will grant the Stock Units to me as soon as practicable but in no event later than March 31, 2015.

I acknowledge and agree that the delay of the grant of the Stock Units described in the preceding paragraph will not constitute “Good Reason,” nor will it be considered to be a “Good Reason Condition,” under the Retention Agreement entered into as of April 25, 2014, between me and the Company.

Very truly yours,

/s/ Cary G. Vance

Cary G. Vance